 Exhibit 99.2

The offering is being made for the securities of an Israeli company. The offer is subject to the disclosure requirements of Israeli companies which are different from those in the United States. Financial statements included in the Company’s documents, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws, since the Company is located in Israel, and all of its officers and directors are residents of a foreign country. U.S. Investors may not be able to sue the Company or its officers or directors in a U.S. court for violations of the U.S. securities laws. It may be difficult to compel an Israeli company and its affiliates to subject themselves to a U.S. court’s jurisdiction.

October 24, 2019

B Communications Ltd.
(the “Company”)

Subject: Immediate Report

Nature of Event: Notice of Procedure and Schedules for Completion of the Company’s Arrangement, Including Full Redemption of Principal and Accrued Interest for Debentures (Series B), Accrued Interest Payable for Debentures (Series C), Partial Early Redemption of Debentures (Series C), Issuance of Debentures (Series D), Issuance of Debentures (Series E), the Issuance of Equity (Rights Offering) and Expansion of the Debentures (Series C).

In accordance with the terms of the Company’s arrangement formulated between the Company, Searchlight II BZQ LP. (“Searchlight”), T.N.R. Investments Ltd. (each, a “Purchaser”), Internet Gold-Golden Lines Ltd. (“Internet Gold”), the holders of debentures of the Company and Internet Gold, their representatives and trustees, as approved on August 18, 2019 by the Tel Aviv District Court (the “Arrangement”)1, the Company is publishing this Procedure and Schedule for Completion of the Arrangement, which is expected to occur on November 14, 2019 (“Closing Date”). The Closing Date is the Payment Date, which shall include full redemption of principal and accrued interest of the Company’s Series B Debentures, interest accrued and unpaid for the Company’s Series C Debentures, partial early repayment of Series C Debentures, issuance of Series D Debentures, issuance of Series E Debentures, issuance of equity to the Company’s shareholders (rights offering), issuance of equity to Internet Gold, issuance of equity to the Purchasers and the expansion of Series C Debentures.

[1]	See also the Arrangement Plan published in the Disclosure Report pursuant to the Israeli Companies Regulations (Request for Settlement or Settlement), 2002 and Regulation 37 of the Periodic and Immediate Report Regulations, 5770-1970, published by the Company on July 15, 2019.

The Debentures Deeds of Trust (Series C, D and E) were published in the Company’s report of July 8, 2019. The tax settlement in connection with the Arrangement was published by the Company on September 25, 2019.

1.	Full redemption of Series B Debentures (principal + interest)

1.1	In accordance with the provisions of the Arrangement, at the Closing Date (i.e., on November 14, 2019), the Company will make a full redemption of the Series B Debentures.

1.2	As of this date, the balance of the principal of the Series B Debentures is NIS 225,783,333 par value.

1.3	The full redemption of the of the Series B Debentures is in respect of NIS 225,783,333 for a total of NIS 241,946,945 principal and interest, in accordance with the Deed of Trust of the Series B Debentures (but without arrears, penalties or other payments).

1.4	The amount of the principal to be redeemed in the full redemption is NIS 225,783,333.

1.5	The Series B Debentures carry an annual interest rate of 6.5%. Accrued interest in respect of the principal amount as stated in Section 1.4 above, and in respect of the period from October 1 2018 and until redemption (as specified in Section 1.1 above) is NIS 16,163,612, calculated by 365 days in the said period, i.e., by the total interest rate of 7.1589% for the period.

1.6	The full amount of the redemption will be duly withheld by the Tel Aviv stock exchange members. The weighted discount rate of the Series B Debentures is 1.13%.

1.7	After completion of the full redemption of the Series B Debentures as described above, the Series B Debentures will expire and will be devoid of any validity and issuance, and the debenture certificates will be delivered to the Company immediately upon completion of such redemption.

2.	Interest Payment for Series C Debentures

2.1	In accordance with the provisions of the Arrangement at the Closing Date, the Company will pay the Series C Debenture Holders interest payments in the aggregate amount of NIS 82,233,070 for accrued and unpaid interest, for the period from December 1, 2018 to the date of payment (as set forth in this section) at an annual interest rate of 3.85%, calculated by 365 days (without the addition of any interest, interest on arrears, charges or fines, payments and other fees), at the total interest rate of 3.67068% for the period.

2.2	The record date for eligibility for the payment of the interest on the Series C Debentures is November 7, 2019.

2.3	As of the date of the report, the balance of the Series C Debentures is NIS 2,240,265,000 par value.

3.	Partial early redemption of Series C Debentures

3.1	The redemption will be carried out partly in cash and partly by the issuance of Series D Debentures. In accordance with the provisions of the Arrangement, at the Closing Date, the Company will partially redeem the Series C Debentures, at a par value of NIS 672 million, a portion of which (NIS 614 million) will be redeemed in cash and a portion (NIS 58 million) will be redeemed in consideration for the issuance of new Series D Debentures (amounting to NIS 58 million) as detailed below.

3.2	Any holder of Series C Debentures on the record date will be entitled to receive at the redemption date for each NIS 1 par value of the Series C Debentures NIS 0.274 in cash together with NIS 0.02589 par value of Series D Debentures. Fractional interests in Series D Debentures will not be issued, and in the event of fractional debentures, they will be rounded to the nearest whole number.

3.3	The redemption rate constitutes 29.99645% of the Series C Debentures principal at the record date.

3.4	The record date for eligibility for partial redemption of the Series C Debentures is November 7, 2019.

3.5	The partial early redemption will be made in relation to all Series C Debentures, pro rata according to the par value of the Series C Debentures held at the record date.

3.6	The amount of the partial early redemption will be duly withheld by the stock exchange members. The discount rate on the redemption of the Series C Debentures is 0.07%, as specified in the tax arrangement.

4.	Issuance of New Series D Debentures

4.1	In accordance with the provisions of the Arrangement, at the Closing Date, the Company will issue to the holders of Series C Debentures, a new series of debentures - Series D Debentures: NIS 58,000,000 par value of Series D Debentures, as set forth in Section 3.1 above, of NIS 1 par value, each carrying a fixed annual interest rate of 3.85%.

4.2	The Series D Debentures will be issued to all Series C debenture holders as of November 7, 2019, the record date.

4.3	The issuance of Series D Debentures will be made in relation to all Series C debenture holders as of the record date pro rata at the nominal value of the Series C Debentures held by them.

4.4	The Series D Debentures are not linked (principal or interest) to any currency or index.

4.5	The Series D Debentures shall be payable in one payment ( 100% ) to be paid in on November 30, 2024. The interest on the Series D Debentures will be paid in semiannual installments on May 31 and November 30 of each of the years 2019 to 2024 (inclusive). The first interest payment will be on November 30, 2019, and the final payment of principal and interest will be on November 30, 2024.

4.6	Any interest payment is payable for the period of six (6) months beginning on the day following the payment date of the previous interest period and ending on the next payment day after the day of its commencement (the “Interest Period”). The interest rate for a particular Interest Period will be calculated as the annual interest rate divided by two, i.e., 1.925%, excluding the first interest payment for the Series D Debentures, payable on November 30, 2019, which will be at a rate of 0.28479% for the period commencing on the first trading day after the date of issuance specified in Section 4.1 above, and ending on November 30, 2019 (inclusive), calculated based on 365 days a year according to the number of days in the first Interest Period.

Payments on the interest account of the Series D Debentures will be paid to persons whose names will be registered in the Debenture Holders Register (Series D) on November 24 and May 25 of each of the years in which the interest is paid for the Series D Debentures, except the payment of the last interest and principal to be paid from the day of payment against delivery of the Series D Debentures certificates to the Company, at the registered office of the Company or any other place to be announced by the Company. Such notice shall be published no later than five (5) business days prior to the last payment date.

4.7	In accordance with the provisions of the Company’s Arrangement, the Series D Debentures will not be subject to restrictions on resale by virtue of the provisions of the Israeli Securities Law and Israeli Securities Regulations.

4.8	In accordance with the regulations and guidelines of the Tel Aviv Stock Exchange, the listing of the Series D Debentures is contingent on the following:

4.8.1	The market value of public holdings: the public market value in the Series D Debentures, after registering them for trade, shall not be less than NIS 36 million;

4.8.2	Minimum lot holders: The minimum number of holders of Series D Debentures will be at least thirty-five (35), with the value of the holdings of any one of them of at least NIS 200,000; the Company undertakes to present to the Tel Aviv Stock Exchange a report regarding the minimum lot holders.;

4.8.3	Equity: the Company is exempt from the requirements specified in the Tel Aviv Stock Exchange guidelines regarding equity after listing, since the value of the Company’s ordinary shares listed for trading on the stock exchange exceeds NIS 200 million.

4.9	The Series D Debentures are issued without a discount.

As stated in the tax settlement, the issuance of the Series D Debentures will be deemed to be a sale of the Series C Debentures by the Series C debenture holders and, therefore, is a tax event for all intents and purposes on the debenture holder level (Series C). The capital gain calculated for the redemption of the proportion of the Series C Debentures against the issuance of the Series D Debentures will be deducted from withholding tax.

Pursuant to the settlement of tax, the value of Series D Debentures (for purposes of determining the consideration for the redemption of 58,000,000 NIS par value Series C Debentures) shall be calculated in accordance with the multiplication of the number of Series D Debentures by the closing price of the Series D Debentures at the end of the first trading day after the date of issuance.

5.	Issuance of Debentures of a new series - Series E Debentures

5.1	In accordance with the Company’s provisions, the Company will offer Series C Debenture holders and Internet Gold to participate in the issuance of a new series of Debentures - Debentures (Series E), for a total amount of NIS 100 million registered NIS 1 each par value, carrying a fixed annual interest rate of 3.85%.

5.2	The Series E Debentures will be offered to all Series C Debenture holders as of November 7, 2019 - the record date. Internet Gold will also be approached by the Offering Agent. For more information on how to submit the Series E Debentures acceptance notices, please see the Special Offering statement published together with this report.

5.3	The issuance date of the Series E Debentures will be November 14, 2019.

5.4	It is clarified that the issuance of the Series E Debentures is subject to the Company receiving acceptance notices for the full amount of the issuance, in the event the Company does not receive acceptance notices for the full amount of the issuance, the Series E Debentures offering will be cancelled, and the Company will attempt to expand the Series C Debentures through a private placement to institutional investors for a total amount of NIS 100 million, in accordance with section 3.3 to the Deed of Trust of the debentures (Series C and D). The Company will report on the results of the issuance of the Series E Debentures, its potential cancellation and the potential expansion of Series C Debentures by immediate reports to the Tel Aviv Stock Exchange, and will list debentures accordingly with the Tel Aviv Stock Exchange.

5.5	The Series E Debentures are not linked (principal or interest) to any currency or index.

5.6	The Series E Debentures are payable in one payment (100%) to be paid on November 30, 2024. The interest on the Series E Debentures will be paid in semi-annual installments on May 31 and November 30 of each of the years 2020 to 2024 (inclusive). The first interest payment will be paid on May 31, 2020, and the final payment of principal and interest will be on November 30, 2024.

5.7	Any interest payment is payable for the six (6)-month period beginning on the day following the payment date of the previous interest period and ending on the next payment day after the day of its commencement (the “Interest Period”). The interest rate for a certain Interest Period is calculated as the annual interest rate divided by two, i.e., 1.925%, except for the first interest payment for the Series E Debentures, to be paid on May 31, 2020, which will be at the rate of 2.08849% for the period commencing on the first trading day after the issuance date specified in Section 5.3 above, and ending on May 31, 2020 (inclusive), calculated based on 365 days a year according to the number of days in the first Interest Period.

Payments on the interest account of the Series E Debentures will be paid to persons whose names will be registered in the Debenture Holders Register (Series E) on November 24 and May 25 of each of the years in which the interest is paid for the Series E Debentures, except the last payment of interest and principal to be paid from the day of payment against delivery of certificates of Series E Debentures to the Company at the Company’s registered office or any other place to be announced by the Company. The Company’s notice shall be published no later than five (5) business days prior to the last payment date.

5.8	Pursuant to the provisions of the Company’s Arrangement, the Series E Debentures will not be subject to restrictions on resale by virtue of the provisions of the Israeli Securities Act and Securities Regulations.

5.9	In accordance with the regulations and guidelines of the Tel Aviv Stock Exchange, the listing of the Series E Debentures is contingent on the following:

5.9.1	The market value of public holdings: the public market value in the Series D Debentures, after registering them for trade, shall not be less than NIS 36 million;

5.9.2	Minimum lot holders: The minimum number of holders of Series E Debentures will be at least thirty-five (35), with the value of the holdings of any one of them of at least NIS 200,000; the Company undertakes to present to the Tel Aviv Stock Exchange a report regarding the minimum lot holders.;

5.9.3	Equity: the Company is exempt from the requirements specified in the Tel Aviv Stock Exchange guidelines regarding equity after listing, since the value of the Company’s ordinary shares listed for trading on the Tel Aviv Stock Exchange exceeds NIS 200 million.

5.10	The Company will apply to the Tel Aviv Stock Exchange for approval of the listing of the Series E Debentures that have been issued as stated above.

5.11	The Series E Debentures will be issued at par value, and are therefore issued without a discount.

6.	Issuance of Equity

6.1	In accordance with the Arrangement, the Company will issue to the Purchasers 62,275,450 ordinary shares NIS 0.1 par value (the “Shares”) representing 53.54% of the outstanding and issued ordinary shares of the Company in return for a total amount of NIS 260,000,000 ” at a price of a share of NIS 4.175 ($1.195), as follows: (a) 52,168,968 shares, which represent 44.85% of the outstanding shares of the Company (post offering) will be issued to Searchlight; and (b) 10,106,482 shares, which represent 8.69% of the outstanding shares of the Company (post offering), will be issued to T.N.R. Investments.

As soon as the Arrangement is complete (but without taking into account Searchlight’s commitment to purchase the Non-Purchased Shares, as defined in the statement of Special Offering published separately), Searchlight will hold a total of 68,389,941 shares, representing 58.8% of the Company’s outstanding shares, while T.N.R. Investments hold a total of 13,248,905 shares, representing 11.4% of the Company’s outstanding shares.

6.2	In addition, in accordance with the Arrangement, the Company will offer to its shareholders the right to participate in the issuance of equity (a “Rights Offering”), for a total of 16,766,468 shares, in consideration of NIS 70 million, based on a price per share of NIS 4.175 )$1.195). The Rights Offering will be made as follows : (a) 8,383,234 shares, representing 7.2073 % of the outstanding shares of the Company (post offering), will be offered to all holders of the shares of the Company (not including Internet Gold, who agreed otherwise) in consideration of NIS 35 million (“Public Shareholders”); and (b) 8,383,234 shares, representing 7.2073% of outstanding shares of the Company (post offering), will be offered (as previously agreed) to Internet Gold in consideration of NIS 35 million.

6.3	Pursuant to the provisions of the Company’s Arrangement, the shares that will be issued will not be subject to restrictions on resale by virtue of the provisions of the Israeli Securities Law and Securities Regulations.

6.4	The record date for the Rights Offering will be October 31, 2019 [Note: The revised record date in Israel will be November 4, 2019, but for U.S. investors it is October 31, 2019].

6.5	Every Public Shareholder on the record date will be entitled to purchase a new share at a price of NIS 4.175 ($1.195) for each 2.1365 shares held on the record date.[2]

No fractional shares will be issued. If fractions will be generated, they will be rounded to the nearest whole numbers.

6.6	In addition, Internet Gold undertook to participate in an equity issuance of NIS 35 million.[3]

6.7	The issuance of all stock to the Public Shareholders and to Internet Gold, as well as to the Purchasers, will be made on November 14, 2019.

6.8	For additional information about how use a Shares Acceptance Notice, see the statement on the Special Offering published together with this report.

6.9	The Company will apply to the Tel Aviv Stock Exchange for approval of a listing of the shares that will be issued under the Rights Offering.

6.10	The Company will publish in Israel an immediate report on the results of the Rights Offering, the amount of shares issued and the total consideration received by the Company.

6.11	Note to U.S. Investors: the same ordinary shares will be offered to Public Shareholders in the U.S. in accordance with their pro rata holdings based on an exemption from the prospectus requirements as provided by Rule 801 of the U.S. Securities Act of 1933 (the “Securities Act”).

6.11.1	The Rights Offering is exempt from the provisions of Section 5 of the Securities Act as long as the following conditions are satisfied:

Eligibility of issuer. The Company is a foreign private issuer (Israeli) on the date the securities are first offered to U.S. holders.

Limitation on U.S. ownership. U.S. holders hold no more than 10 percent of the outstanding class of securities that is the subject of the rights offering.

Equal treatment. The Company permits U.S. holders to participate in the rights offering on terms at least as favorable as those offered the other holders of the securities that are the subject of the offering.

[2]	Insofar as the issuance to the public does not amount to NIS 35 million in acceptance notices, Searchlight undertook to purchase the balance of the shares in up to NIS 35 million.

[3]	To the extent that Internet Gold fails to fulfill its obligation to purchase all Shares amounting to NIS 35 million, Searchlight reserves the right (but not the obligation) to acquire the shares in lieu of Internet Gold.

If the Company publishes or otherwise disseminates an informational document to the holders of the securities in connection with the rights offering, the issuer must furnish that informational document, including any amendments thereto, in English, to the Securities and Exchange Commission on Form CB. If the Company disseminates by publication in Israel, the Company must publish the information in the United States in a manner reasonably calculated to inform U.S. holders of the offering. Please refer to Exhibit 99.4 of Form CB/A dated October 25, 2019, for instructions, if you are a U.S. holder of ordinary shares of the Company.

Eligibility of securities. The securities offered in the Rights Offering are equity securities of the same class as the securities held by the offerees in the United States.

Limitation on transferability of rights. The terms of the rights prohibit transfers of the rights by U.S. holders.

The offering is made for the securities of an Israeli company. The offer is subject to the disclosure requirements applicable to Israeli companies, which requirements are different from those of the United States. Financial statements included in the Company’s documents, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws, since the Company is located in Israel, and all of its officers and directors are residents of a foreign country. U.S. Investors may not be able to sue the Company or its officers or directors in a U.S. court for violations of the U.S. securities laws. It may be difficult to compel an Israeli company and its affiliates to subject themselves to a U.S. court’s jurisdiction.

The terms of the U.S. issuance will be equal to the issuance in Israel subject to the required changes, except with respect to non-material procedural details required by U.S. law, with respect to the structure of the Shares Acceptance Notices/order forms and the dates of completion of the issuance and the financial clearances, which may vary in the range of up to ~5 days.

7.	Expanding Series of Debentures (Series C)

7.1	In accordance with the Arrangement, the Company will issue NIS 310 million par value expansion of Series C Debentures to Internet Gold, in consideration of NIS 310 million to be paid to the Company by Internet Gold.

Pursuant to the provisions of the Company’s Arrangement, the Series C Debentures will not be subject to resale restrictions of the Israeli Securities Law and Securities Regulations.

7.2	The expansion of the Series will take place on the Closing Date (i.e., November 14, 2019).

7.3	Immediately after the early redemption (as specified in Section 3 above) and expansion of the Series as set forth in this section, the unpaid balance of the principal of the Series C Debentures will be 1,878,265,000 NIS par value.

7.4	The Series C Debentures are not linked (principal or interest) to any currency or index, as published in an amended Deed of Trust for Series C Debentures.

7.5	The Series C Debentures as provided in Section 7 will be issued without a discount. The Company will report the weighted discount rate in an immediate report no later than the second trading day following the issuance of the Series C Debentures.

7.6	As of this date, the rating of the Series C Debentures is Caa2.il. Before issuance, the Company will approach the rating agency, Midroog Ltd., and report on the expansion. Midroog Ltd. reconfirmed the credit rating on June 27, 2019.

8.	Terms of Series C Debentures after completion of the Arrangement as modified under the Arrangement.

8.1	The Series C Debentures are payable in one payment (100%) to be paid on 30 November 2024. The interest on the Series C Debentures will be paid in semi-annual installments on May 31 and November 30 of each of the years 2019 to 2024 (inclusive). The first interest payment (after making the interest payment specified in paragraph 2 above) will be on November 30, 2019, and the final payment of principal and interest will be on November 30, 2024.

8.2	Any interest payment is payable for the period of six (6) months beginning on the day following the payment date of the previous interest period and ending on the next payment day after the day of its commencement (the “Interest Period”). The interest rate for a particular Interest Period will be calculated as the annual interest rate divided by two, i.e., 1.925%, excluding the first interest payment for the Series C Debentures, to be paid on November 30, 2019, which will be 0.15822% for the period beginning on the first trading day after payment. interest rate specified in paragraph 2 above, and ending on November 30, 2019 (inclusive), calculated based on 365 days a year according to the number of days of the first Interest Period.

Payments on the interest account of the Series C Debentures will be paid to persons whose names will be registered in the Debenture Holders Register (Series C ) on November 24 and May 25 of each of the years in which the interest is paid for the debentures (Series C ), except the last payment of interest and principal to be paid from the day of payment against delivery of certificates of Series C Debentures to the Company, at the Company’s registered office or any other place to be announced by the Company. The Company’s notice shall be published no later than five (5) business days prior to the last payment date.

9.	All of the above is contingent upon the closing of the investment transaction among Searchlight, T.N.R. Investments and Internet Gold in accordance in with its terms, as the Company’s previously reported.[4]

Sincerely,

B Communications Ltd.

Ami Barlev, CEO

Except for certain limited information regarding U.S. investors specifically, the above information constitutes a translation of the statement published by the Company. The Hebrew version was submitted to the relevant authorities pursuant to Israeli law, and represents the binding version and the only one having legal effect. This translation was prepared for convenience purposes only.

Please refer to Exhibit 99.4 of Form CB/A filed October 25, 2019, for instructions, if you are a U.S. holder of ordinary shares of the Company.

This report contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in the regulatory and legal compliance environments and other risks detailed from time to time in B Communications’ filings with the Securities Exchange Commission. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

[4]	Closing of the investment transaction is subject to a number of prerequisites, including obtaining a control permit from the Israeli Communications Ministry to the Purchasers, the required cash balances in the Company as specified in the investment agreement, obtaining the Tel Aviv Stock Exchange’s approval to carry out the transactions in securities listed in this report, and acceptable prerequisites for investment transactions. For further details on the conditions for the closing of the transaction, see Section 19 of the Arrangement Plan.